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                                                             Exhibits 5 and 23.3








                               Firstar Corporation
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202



                                December 17, 1998


Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Firstar Corporation
          Firstar Corporation Thrift and Sharing Plan
          -------------------------------------------

Dear Sir or Madam:

     I have acted as counsel for Firstar Corporation, a Wisconsin corporation (the "Corporation"), in connection with its assumption of obligations under the Firstar Corporation Thrift and Sharing Plan (the "Plan") as a result of mergers and a reorganization, completed on November 20, 1998, involving, among others, the Corporation and Star Banc Corporation. I have examined such documents, records and matters of law as I deemed necessary for purposes of this opinion and, based thereupon, am of the opinion that the shares of common stock, $0.01 par value, of the Corporation which may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Corporation with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of the shares to be sold pursuant to the Plan.

                                     Very truly yours,

                                     /s/ Jennie P. Carlson

                                     Jennie P. Carlson
                                     Senior Vice President, General Counsel
                                        and Secretary